[LETTERHEAD]


March 10, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:  LLANY Separate Account S for Flexible Premium
     Variable Life Insurance (the "Account")
     Registration Statement of Form S-6

Commissioners:

This opinion is furnished in connection with the Registration Statement on Form S-6 filed by Lincoln Life & Annuity Company of New York ("LLANY") under the Securities Act of 1933 for the flexible premium variable universal life insurance policies (the "Policies") funded through the Account. The prospectus included in said Registration Statement describes the Policies. Lincoln, by whom I am employed, is responsible to LLANY for the development of the policies covered by this Registration Statement.

In my opinion, the illustrations of benefits under the Policies included in the Section entitled "Illustrations" in the prospectus, based on assumptions stated in illustrations, are consistent with the provisions of the forms of the Policies. The ages selected in the illustrations are representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an Exhibit to said Registration Statement and to the reference to me under the heading "Experts" in said Registration Statement.

Very truly yours,

/s/ Vaughn W. Robbins

Vaughn W. Robbins, FSA, MAAA

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